Exhibit 99.1

Contact:
SeaBright Insurance Holdings, Inc. 2101 4th Avenue Suite 1600 Seattle, WA 98121	SeaBright Insurance Holdings, Inc. Joseph S. De Vita Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Second Quarter 2006 Results

Seattle, WA – July 26, 2006 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the second quarter ended June 30, 2006.

For the second quarter 2006, net income increased to $9.4 million or $0.45 per diluted share compared to net income of $4.2 million or $0.25 per diluted share for the same period in 2005. Through June 30, 2006, net income was $15.4 million or $0.77 per diluted share compared to $6.9 million or $0.44 per diluted share in the same period in 2005.

Total revenue for the second quarter increased 8.8% to $46.9 million versus $43.1 million in the year-earlier period. Through June 30, 2006 total revenue increased 26.2% to $95.0 million compared to $75.3 million for the same period in 2005. For the second quarter 2006, net premiums earned was $41.8 million compared to $39.6 million for the same period in 2005. For the six months ended June 30, 2006 net premiums earned was $85.8 million compared to $68.8 million for the comparable period in 2005.

Loss and loss adjustment expense for the second quarter 2006 was $22.0 million versus $27.0 million in the same period in 2005. The net loss and loss adjustment expense ratio was 51.4% compared to 66.3% in the same period of 2005. In the second quarter 2006, on a pre-tax basis, the Company recognized $7.3 million of favorable development in prior years’ loss reserve estimates to reflect a continuation of deflation trends in the paid loss data for recent accident years during the second quarter of 2006. This adjustment resulted in a contribution to earnings per diluted share of $0.24.

Loss and loss adjustment expenses totaled $50.5 million for the six-month period ended June 30, 2006 versus $47.3 million in the same period in 2005. The net loss and loss adjustment expense ratio was 57.6% compared to 66.8% in the same period in 2005. For the six months ended June 30, 2006, on a pre-tax basis, the company recognized $9.0 million of favorable development in prior years’ loss reserve estimates to reflect a continuation of deflation trends in the paid loss data for recent accident years during 2006. The contribution to earnings per diluted share for the six months was $0.31.

Total underwriting expense for the second quarter 2006 was $9.4 million compared to $8.6 million in the prior year period and the net underwriting expense ratio was 22.4% compared to 21.7% in the same period in 2005. Total underwriting expenses for the six months ended June 30, 2006 were $19.0 million compared to $15.0 million in the prior year period and the net underwriting expense ratio was 22.1% compared to 21.7% in the same period in 2005.

The net combined ratio for the second quarter of 2006 was 73.8% compared to 88.0% for the same period in 2005. For the six months ended June 30, 2006, the net combined ratio was 79.7% compared to 88.5% for the same period in 2005.

Investment income for the second quarter was $3.7 million compared to $1.8 million for the same period in 2005. Through June 30, 2006 investment income was $6.9 million compared to $3.1 million for the same period in 2005. The growth in investment income was due to the addition of $57.7 million in proceeds from the follow-on offering in February 2006, continued positive cash flow from operations and the higher interest rate environment.

Consolidated shareholders' equity per share at June 30, 2006, March 31, 2006 and December 31, 2005 was $10.92, $10.56 and $9.49 respectively.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “During the second quarter, SeaBright achieved significantly improved net income compared to last year, due primarily to continued favorable claim trends in California and higher investment income. Premiums were tempered by increased competition in all of our regions and by the impact of rate reductions in California.”

Mr. Pasqualetto added, “In the quarter, we saw some evidence of a softening market and a decline in pricing discipline. We choose not to match pricing when we believe it is not appropriate to the risk. Our dedication to making an underwriting profit as the prime focus continues to serve us well. We remain confident in our growth strategies over the long term. Current premium levels tend to mask the real growth we attained, as the number of policyholders increased. The second quarter aptly demonstrates our priority on profitability and growth in book value.”

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers' compensation coverage to employers in the Midwestern, Southern and Western regions of the U.S. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Wednesday, July 26, 2006 at 11:00 a.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Joseph S. De Vita, Senior Vice President and CFO, and Richard J. Gergasko, Executive Vice President - Operations. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Investor Relations” from the menu at the top of the page, and proceed to “Webcasts and Presentations.” The dial-in number for the conference call is (888) 202-2422. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2005 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 29, 2006, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three month and six month periods ended June 30, 2006 and 2005 as well as selected balance sheet data as of June 30, 2006 and December 31, 2005. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before August 15, 2006.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Investment securities available for sale, at fair value	$339,643	$258,049
Equity securities available-for-sale, at fair value	–	3,054
Cash and cash equivalents	19,742	12,135
Accrued investment income	3,915	3,059
Premiums receivable, net of allowance	9,160	9,863
Deferred premiums	97,653	88,982
Federal income tax recoverable	–	62
Service income receivable	644	472
Reinsurance recoverables	14,140	14,375
Receivable under adverse development cover	3,352	3,352
Prepaid reinsurance	2,156	2,019
Property and equipment, net	995	870
Deferred federal income taxes, net	14,423	9,323
Deferred policy acquisition costs, net	11,593	10,299
Intangible assets, net	1,301	1,464
Goodwill	1,527	1,527
Other assets	13,246	8,370
Total assets	$533,490	$427,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$169,336	$142,211
Unearned premiums	96,979	86,863
Reinsurance funds withheld and balances payable	251	333
Premiums payable	2,643	3,101
Accrued expenses and other liabilities	27,876	27,089
Surplus notes	12,000	12,000
Total liabilities	309,085	271,597

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding - 20,549,400 shares at June 30, 2006
and 16,411,143 shares at December 31, 2005	205	164
Paid-in capital	189,653	131,485
Accumulated other comprehensive loss	(6,100)	(1,267)
Retained earnings	40,647	25,296
Total stockholders’ equity	224,405	155,678
Total liabilities and stockholders’ equity	$533,490	$427,275

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$41,794	$39,645	$85,757	$68,804
Net investment income	3,741	1,796	6,866	3,095
Net realized gain (loss)	(89)	118	(316)	62
Claims service income	533	694	1,056	1,276
Other service income	20	50	48	100
Other income	869	812	1,625	1,986
	46,868	43,115	95,036	75,323
Losses and expenses:
Loss and loss adjustment expenses	22,015	26,988	50,462	47,255
Underwriting, acquisition and insurance
expenses	9,365	8,637	18,963	15,016
Other expenses	1,988	1,510	3,524	3,231
	33,368	37,135	72,949	65,502
Income before federal income taxes	13,500	5,980	22,087	9,821
Federal income tax expense (benefit):
Current	4,769	3,439	9,233	6,159
Deferred	(652)	(1,675)	(2,497)	(3,262)
	4,117	1,764	6,736	2,897
Net income	$9,383	$4,216	$15,351	$6,924

Basic earnings per share	$0.46	$0.26	$0.78	$0.47
Diluted earnings per share	$0.45	$0.25	$0.77	$0.44

Weighted average basic shares outstanding	20,318,726	16,402,808	19,647,440	14,590,343
Weighted average diluted shares outstanding	20,750,605	16,613,182	20,045,091	15,653,942

Net loss ratio (2)	51.4%	66.3%	57.6%	66.8%
Net underwriting expense ratio (3)	22.4%	21.7%	22.1%	21.7%
Net combined ratio (4)	73.8%	88.0%	79.7%	88.5%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross premiums written	$52,367	$56,707	$107,062	$101,011
Net premiums written	48,154	50,152	98,964	89,193

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.